Exhibit 99.1

CONSENT OF INDEPENDENT VALUER

We hereby consent to the references to our name and the opinions we have delivered to Hines Global REIT II, Inc. and the description of our role in the valuation process of the properties owned by Hines Global REIT II, Inc. and its subsidiaries (collectively, the "Company") being included or incorporated by reference in Hines Global REIT II, Inc.’s Registration Statement on Form S-11 (No. 333-191106) and the related prospectus and prospectus supplements that are a part thereof.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Cushman & Wakefield, Inc.
Cushman & Wakefield, Inc.
April 15, 2016